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                                                                    EXHIBIT 6.3


                         AGREEMENT OF PURCHASE AND SALE

This Agreement made the 5th day of February 1998

BETWEEN:

                  465628 B.C. Ltd., a British Columbia Company
                  (hereinafter called "465")

                  -and-

                  Infinity Products, Inc., a Nevada  Corporation
                  (hereinafter called "IP")

Where "465" wishes to sell and "IP" wishes to purchase certain Patents, US 5,419,477 and CDN #2108046, hereinafter called Patent Property, the following shall hereby be considered an agreement freely entered into by the parties:

In consideration of the covenants and agreements herein contained, the parties agree as follows:

         1.       TITLE

                  a) "465" warrants that at the time of execution of this agreement there are no liens, associated debts, pending law suits, valid license agreements, or any encumbrances upon the title of patent property US # 5,419,477 and CDN # 2108046.

                  b) In the event a court of competent jurisdiction should rule clear title was transferred in breach of any agreement previously entered into by "465" shall refund any shares and moneys paid to date to "465" for the purchase of patent property and all title of the said patent property shall revert to "465" upon any such refund.

         2.       Patent Assignment

                  a) Upon signing of this agreement all future bills and debt to do with the "465" Patent will be born to "IP".

                  b) The assignment documents to be prepared by "IP" and signed by "465" at the time of execution of this agreement.


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                           The documents shall be sent out to the US and CDN
                           Patents office upon signing of this agreement.

                  c) "IP" is responsible for any maintenance fees owing for Patent registrations to date and submit any such payment at the time of recording the assignment.

                  d) At the time of recording assignments in the respective patent offices "IP" shall record a lien on the assignments on behalf of "465" with the terms of payment and dates agreed to in this agreement, until the balance of payment has been paid to "465" in accordance with this agreement.

                  e) Upon the final payment in accordance payment schedule, "465" shall submit any such release to the appropriate patent offices.

                  f) "IP" can not re-assign US Patent #5,419,477 and CDN Patent #2108046 until all payments have been received by "465". If both "IP" and "465" agree to any further assignments all balance of funds must be paid in full and both parties must agree in writing.

         3.       Payment Schedule

                  a) The total purchase price of Patents US 5,419,477 and CDN #2108046 shall be $50,000.00 US (Fifty Thousand Dollars USD.) plus any sales taxes, if applicable.

                  b) 500,000 Shares of Infinity Products, Inc. and "465" is aware these Shares are restricted stock and do have a hold period of one year from date of issuance.

                  THE PAYMENT SCHEDULE SHALL BE AS FOLLOWS;

                           1) 30 days after "IP" is trading on the NASD BB OTC a check in the amount of $5,000.00 USD (Five Thousand USD) is due and payable to "465"

                           2) All further payments shall be due and payable upon the 30th of each month once "465" receives the first payment

                           3) Any changes on this schedule must be agreed in writing by both "IP" and "465".


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                           4)       Total balance due is $50,000.00 USD (Fifty
                                    Thousand Dollars USD).

         5.       Non-Payment

                  a) "IP" is responsible to make payments on time and to the schedule above. If "IP" is late by more than a thirty (30) day period from the schedule than "465" has the unilateral authority to revoke Patents US #5,419,477 and CDN# 2108046 in written notice to "IP".

         6.       Performance

                  a) Non-Use: In the event that "IP" makes no substantial use of the "465" Patent and Product know as "Towel Buddy" for any six (6) month period after the date of "IP" first trading on the NASD BB OTC. "465" has the right to cancel this agreement and retain back US Patent #5,419,477 and CDN Patent #2108046 on thirty
                           (30) days written notice to "IP". Substantial use being-manufacturing contracts, marketing contracts, distribution contracts.

                  b) "IP" must have set up a marketing network and manufacturing subcontractor within the six (6) month period specified above or this contract becomes null and void and all US Patents #5,419,477 and CDN Patent #2108046 retain back to "465". Both "IP" and "465" must agree in writing for any extensions.

         7.       Infringement

                  a) In the event that any infringement of the "465" Patent comes to the attention of "IP" all further legal proceedings shall be responsible by "IP".

         8.       Time is of the Essence

                  a) Time shall be of the essence of this agreement and each and every part hereof. Each part of this agreement undertakes prompt and punctual performance of the terms of this agreement.


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Dated on this 5th of February 1998.

Infinity Products Inc.                 465628B.C. Ltd.
per:                                   per:

/s/                                    /s/
Keith Balderson                        Ken Cabianca
President                              President


                                       /s/
                                       Sheldon Silverman
                                       Secretary


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                                 PAMELA M. VERGE
                                 229 Foster Ave.
                                Fall River, N.S.
                                     B2T 1E7
                                  902-860-3725


465628 B.C. Ltd.
475 Howe St., Suite 418
Vancouver, B.C.
V6C 2B3

Via Fax # 1-604-606-8081

Att:  Sheldon Silverman                                       June 1/97

Dear Sheldon:

Please accept this fax as proof of the required documents having been executed in accordance with the Agreement of Purchase and Sale, by me, and forwarded to
your address as outlined above, via Federal Express priority waybill #     .

Please forward today via Federal Express priority, your cheque in the amount of $9750 (nine thousand, seven hundred, and fifty dollars Cdn.) as the initial payment in accordance with the Agreement of Purchase and Sale we have agreed to.

Instructions concerning the execution to be performed by 465628 BC. Ltd. are in the package mentioned above in a complete form. Having signed and performed all requirements imposed upon me by the Agreement of Purchase and Sale, the requirement imposed upon 465628 B.C. Ltd. by the Agreement of Purchase and Sale is to transact the first payment.

I trust this process meets with your approval, and I anticipate a return fax or phone call confirming the waybill number of the package containing the first payment, sent to the address at the top of this page.

Sincerely,

/s/
Pamela M. Verge